QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Consent of Independent Accountants

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2001, except for note 7, which is as of January 6, 2002, on the consolidated balance sheets of KBB Retail USA, Inc. as of February 3, 2001 and January 29, 2000, and the related consolidated statements of operations and accumulated deficit, and cash flows for each of the years in the three-year period ended February 3, 2001, which appears in The Right Start, Inc.'s Proxy Statement dated February 28, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

        KPMG LLP

  New York, New York
  March 15, 2002

QuickLinks

Consent of Independent Accountants